Exhibit 10.1

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (“Agreement”) is made and entered into as of June 21, 2022 (“Effective Date”) by and between GlobalWafers Co., Ltd., having its principal offices located at No. 8, Industrial East Road 2, Hsinchu City 30075, Taiwan R.O.C. (“GWC”), and Transphorm, Inc. with its principal offices located at 115 Castilian Drive, Goleta, CA 93117 (“Transphorm”). GWC and Transphorm are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, GWC is engaged in the business of designing, manufacturing and selling a broad range of semiconductor wafers and materials including GaN-based products;
WHEREAS, Transphorm is engaged in the business of designing, developing and selling GaN-based products manufactured utilizing Transphorm’ s proprietary processes of wafer fabrication; and
WHEREAS, the Parties wish to enter into an agreement pursuant to which GWC will manufacture and supply to Transphorm or its designees certain GaN MOCVD Epi Wafers, manufactured based on Transphorm’s proprietary processes.
NOW, THEREFORE, in consideration of the above promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.DEFINITIONS
When used in this Agreement, the following words and expressions shall have the meaning as stated below:
1.1.“Affiliates” means, with respect to a Party, any corporation, partnership, limited liability company or other entity, which is Controlled by such Party.  “Control” and its correlates means: (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the issued voting  securities of an entity; or (b) the possession, directly or indirectly, of the legal power to direct or cause the direction of the general management and policies of an entity or the power to elect or appoint at least fifty percent (50%) or more of the members of the governing body of the entity, whether through the ownership of voting securities, by contract or otherwise.  An entity may be considered an Affiliate only when such control exists.

1.2.“Epi Wafer” means a wafer of semiconducting material made by epitaxial growth.
1.3.“GaN” means gallium nitride.
1.4.“[***] Epi Process” means [***] process of layering a GaN-based epitaxial layer on silicon as of the Effective Date. For the avoidance of doubt, [***] Epi Process [***].
1.5.“[***] Epi Wafer” means Epi Wafers manufactured using the [***] Epi Process.

1.6.“Intellectual Property Rights” shall mean rights in or to any patents, utility models, trade secrets, registered and unregistered designs, mask works, copyrights, database rights, moral rights and any other form of protection afforded by law to inventions, models, designs or Confidential Information, as well as any registrations, applications, divisions, continuations, re-examinations, renewals or reissues of any of the foregoing, but excluding any and all rights with respect to trademarks, trade names, logos, service marks and other indicia of origin.

1.7.“Licensed Intellectual Property” means Transphorm IP, now or hereafter (provided that Transphorm has the right to provide licenses to GWC of the scope set forth herein), that is necessary for GWC’s design and manufacture of GaN-based Epi Wafers through the [***]. Licensed Intellectual Property expressly excludes all Transphorm IP related to nitrogen polar Epi Wafers, Transphorm devices, and any other Transphorm IP not related to the design and manufacture of [***]-based Epi Wafers.
1.8.“Licensed Product” means an Epi Wafer made or sold with the licenses to Licensed Intellectual Property granted to GWC under this Agreement. For the avoidance of doubt, Licensed Products include III-nitride electronic devices, III-nitride [***] Epi Wafers for electronics and optoelectronics, but exclude Epi Wafer sales independent from [***] Wafer-related business, such as [***] Epi Wafers or [***] Epi Wafers.
1.9.“MOCVD” shall mean metal organic chemical vapor deposition.
1.10.“Product(s)” shall mean Epi Wafers manufactured by GWC and/or its Affiliates for Transphorm.
1.11.“Qualification Period” means, with respect to any Product, the period commencing on the Effective Date and ending after Transphorm qualifies such Product.
1.12.“Qualification Products” shall mean Epi Wafers provided by GWC or its Affiliates to Transphorm only for Transphorm’ s internal evaluation and/or qualification purposes.
1.13.“Technology” shall mean any and all know how, trade secrets, drawings, specifications, photographs, samples, models, processes, procedures, instructions, software, reports, papers, correspondence and any other technical and/or commercial information, data and documents of any kind, including oral information.
1.14.“[***] Epi Process” means Transphorm’s proprietary manufacturing processes, controls, and reactor parts cleaning processes and methods, including its process of layering a GaN- (and related III-nitride materials or layers on top of III-nitride materials) based epitaxial layer on a [***] layer or on other substrates like a [***] substrate.
1.15.“[***] Epi Wafers” means Epi Wafers manufactured using the [***] Epi Process.

1.16.“Transphorm IP” means Intellectual Property Rights owned by Transphorm or its Affiliates as of the Effective Date.

1.17.“Warranty Period” means 1 year following shipment of a Product by GWC.
2.ESTABLISHMENT OF MANUFACTURING CAPABILITIES
2.1.     Manufacturing Cooperation and GWC Services. Transphorm and GWC shall collaborate in connection with the establishment of GaN MOCVD Epi Wafer manufacturing capabilities at GWCs manufacturing facilities for [***] Epi Wafer products, including regarding GWC’s infrastructure needs, reactor needs, and general MOCVD production process requirements, in all cases as further specified in one or more mutually-agreed-upon statements of work signed by both Parties (each, a “SOW”), each of which will be incorporated into this Agreement by reference and added from time to time as mutually agreed. In the event of a conflict between any term of the body of this Agreement and a SOW, the terms of the body of this Agreement shall prevail.
2.2.    Assistance. Each SOW shall contain tasks, milestones, performance metrics and any assumptions related to the applicable services. Each party shall work in good faith and use reasonable best efforts to achieve its responsibilities as set forth in each SOW. GWC understands that establishment of the TPH Epi Process is dependent on GWC’s timely and effective satisfaction of its responsibilities as set forth in each SOW and timely decisions and approvals by GWC. Transphorm shall be entitled to rely on all such decisions and approvals.
2.3.    On-Site Assistance. In addition to any particular items which may be specified in an SOW, GWC shall supply on-site Transphorm personnel with suitable office space, desks, storage, furniture, and other normal office equipment support which may be necessary in connection with Transphorm’s assistance to GWC.
2.4.    MOCVD Reactor Acquisition. GWC shall purchase an [***] MOCVD reactor within [***] days of the effective date (the “Initial Reactor”) and shall invest in the facilities necessary to host and operate the Initial Reactor, as well as [***] MOCVD reactors (such reactors, “Additional Reactors”; such facility, the “Facility”; and as long as GWC owns the Initial Reactor, Additional Reactors (acquired by GWC) and associated characterization tools, such Initial Reactor, Additional Reactors (acquired by GWC) and associated characterization tools are collectively “GWC Equipment”). GWC and Transphorm shall mutually agree on the purchase of Additional Reactors based on mutually-validated volume forecasts. If GWC does not wish to purchase an Additional Reactor, then Transphorm may purchase such Additional Reactor and consign it to GWC for installation at GWC’s facility. GWC will continue to run the operations to facilitize, staff and support such Initial Reactors and Additional Reactors, including characterization tools acquisition, operations staffing and any other associated facilitization. Transphorm shall purchase [***] the Initial Reactor once it is placed into production and Qualified Products are available. GWC and Transphorm shall continue to operate based on the above model for continued expansion beyond the four reactors described above, and based on mutual alignment of the forecasts for Transphorm’s total Epi Wafer requirements. GWC shall not pledge any reactors or any associated characterization tools to which Transphorm holds ownership as collateral in connection with any loan or otherwise permit any third party to place any liens or other encumbrances on them.
2.5.    MOCVD Reactor Operation. GWC shall operate all MOCVD Reactors procured pursuant to Section 2.4 above in a proprietary, IP-controlled process for Transphorm, taking industry-standard measures that are no less than the precautions that GWC takes to safeguard its own proprietary manufacturing processes and Intellectual Property Rights. Without limiting the foregoing, GWC shall (i) implement physical and information security measures reasonably acceptable to Transphorm to ensure that the Facility, reactors, and Transphorm IP installed or stored in the Facility are only accessible to authorized personnel, and (ii) ensure that all GWC personnel having access to the Facility or exposure to Transphorm IP or the Transphorm Epi Process have entered into an non-disclosure agreement acceptable to Transphorm regarding the confidentiality of the foregoing. Transphorm shall be named a third party beneficiary of all such non-disclosure agreements.
2.6.    [***] substrate wafer and [***] Epi Wafer Product Evaluation. Subject to availability, GWC shall provide to Transphorm for Transphorm’s evaluation purposes: (i) [***] for Transphorm’s existing commercial product evaluation and qualification; and (ii) [***] Epi Wafers customized for Transphorm’ s proprietary GaN devices and foundry requirements (collectively, “Samples”). Transphorm shall independently evaluate such Samples and provide feedback to GWC. Pricing for Samples is set forth on Exhibit A.
3.INTELLECTUAL PROPERTY LICENSES
3.1.    License Grant. Subject to GWC’s compliance with this Agreement, including payment of the royalties set forth in Section 3.2 below Transphorm hereby grants GWC a non-exclusive, non-transferable, non-sublicensable, royalty-bearing license under the Licensed Intellectual Property to: (i) make, offer for sale and sell [***]; (ii) make [***] Epi Wafers solely on behalf of Transphorm; and (iii) offer for sale and sell such [***] Epi Wafers solely to Transphorm or its designees. None of the licenses granted in this Section 3.1 shall extend to sales of Epi Wafers to

[***] unless authorized by Transphorm. Any sale of Epi Wafers by GWC to [***] under the licenses granted in this Section 3.1 shall be subject to a written supply agreement acceptable to Transphorm that prevents [***] from reverse engineering or reselling such Epi Wafers.
3.2.    Royalties. In consideration for the grant of the license set forth in Section 3.1 above, GWC shall pay Transphorm the royalties described on Exhibit D attached hereto (the “Royalties”). All Royalties shall be payable in United States Dollars and are non-refundable. Royalties shall be due at the end of each calendar quarter. Within 30 days of the end of each calendar quarter, GWC shall submit to Transphorm a royalty report containing at least the information described on Exhibit D.
3.3.    Annual Minimum Payments. GWC acknowledges that Transphorm is willing to grant the licenses set forth herein subject to GWC [***]. If Royalties paid for any calendar year do not meet or exceed [***], then GWC shall pay the difference between amounts actually paid to Transphorm for the applicable year and the [***] within [***] days of the end of the applicable year.
4.ORDERING
4.1.    Orders. All purchases under this Agreement shall be subject to GWC’s receipt and acceptance of Transphorm’ s written purchase orders (each, as accepted, an “Order”). All Orders shall be governed exclusively by the terms and conditions of this Agreement notwithstanding any contrary or additional provisions contained on any Order. Additional or different preprinted terms on any Order, acknowledgment forms, quotation forms, invoices or other documents shall be void and of no force or effect.
4.2.    Acceptance. Subject to the availability of Products, commercially reasonable Order quantities, and the Order being in accordance with the terms and conditions of this Agreement, including but not limited to, price and lead-time requirements as set forth in this Agreement, GWC shall accept Transphorm’ s Order(s) pursuant to the terms of this Agreement to create a binding contract between the Parties.
4.3.    Lead-Times. The applicable lead-times for Products shall be as set forth on Exhibit A (Product List). The Parties may amend Exhibit A by mutual agreement as reasonably required based upon available capacity or technical considerations.

4.4.    Capacity and Allocation. GWC shall throughout the Term use commercially reasonable efforts to acquire and maintain facilities and related equipment for a 24x7 operation at least [***] days per year to support the utilization, capacity and availability to supply Products reasonably anticipated to be ordered under this Agreement in accordance with the forecasts provided by Transphorm and the other requirements of this Agreement. GWC shall have no obligation to accept any Order or supply to Transphorm any Products in excess of GWC’s capacity listed in Exhibit B.
4.5.    Capacity shortage. GWC may not use the Initial Reactor or any Additional Reactors or any additional equipment consigned by Transphorm other than as necessary to supply Transphorm without Transphorm’s prior written consent in each instance. Transphorm shall purchase the Qualified Products made by Initial Reactor or any Additional Reactors or any additional equipment consigned by Transphorm at the [***]. In any cases of constraints associated with those equipment other than the Initial Reactor, any Additional Reactors, and any additional equipment consigned by Transphorm or Facility, GWC’s resource allocations for Transphorm’s Orders shall be fair and proportionate to the quantities ordered in such Orders as compared to its overall capacity requirements and shall be as favorable as the allocation provided to any of its other customer’s orders.
4.6.    Qualification Products. From time to time during the Qualification Period, Transphorm may order Qualification Products by submitting an Order that specifically indicates it is an order for Qualification Products. The Order for Qualification Products shall be binding on other Party only on the other Party’s written acceptance thereof.

Notwithstanding anything to the contrary in this Agreement, for the purposes of this Agreement, the Qualification Products are not Products, and neither Party’s warranties in this Agreement with respect to the Products shall apply with respect to the Qualification Products. Neither Party will distribute, resell, or use in its commercial products any Qualification Products provided by the other Party.

5.FORECASTS
5.1.    Forecasts. Transphorm shall provide to GWC a [***] rolling forecast of its purchase requirements for each Product by [***]. The order volumes forecasted for the [***] of each forecast shall be a firm commitment to purchase Products and are non-cancellable. The remaining [***] of each forecast shall be non-binding estimates. If Transphorm fails to make a forecast then the amounts forecasted in its most recent previous forecast shall be carried forward for [***].
5.2.    Forecasts confirmation. GWC shall confirm Transphorm’ s forecast within [***] from receipt.

6.CANCELLATION
6.1.    Liability for Cancellation. Except for Purchase Orders that are consistent with binding portions of Transphorm’ s forecasts set forth in Section 5.1, Transphorm may cancel any Purchase Order at no charge upon written notice outside of the lead-time [***]. For cancellation of any Orders within such lead-time, Transphorm shall be liable for all raw materials, the work in process charges as of the date that GWC receives the notice. For the avoidance of doubt, for all Orders that are consistent with the binding portions of Transphorm’ s forecasts Transphorm will be responsible for the unavoidable costs of the reactors that supported the said binding forecast. Exhibit E shall outline the procedure to estimate unavoidable costs incurred by GWC in such a situation.
7.PRODUCT PRICES; PAYMENT
7.1.    Pricing. Prices for the Products shall be as set forth in Exhibit A (Product List), or as may be otherwise mutually agreed between the Parties in a separate writing or price quotation (“Prices”). All Prices are and shall be expressed in U.S. Dollars.
7.2.    Taxes. GWC will include as separate line items on its invoice any sales, value added, or similar turnover taxes or charges that it is required by law to collect from Transphorm, and will provide Transphorm with all information and documentation that is required under local law in order to enable Transphorm to recover or avoid any sales, value added, or similar turnover taxes or charges. Invoices will also be in the appropriate form as required by local law to permit deduction of payments for income tax purposes by Transphorm.
7.3.    Payment Terms. GWC’s invoices shall contain the applicable Order number, identification and part number of the Products purchased, the quantity, unit price and total price, the delivery address, and the date of shipment. Unless otherwise agreed in writing by the Parties, invoices will become due for payment [***] from the invoice date. The date of invoice will not predate the date of shipment of the Products. Invoices will accompany the shipment or shall otherwise be sent to the delivery location specified in the Order or to such other address as Transphorm may specify in the Order. All payments shall be without retention or set-off, except as mutually agreed upon by the Parties.
7.4.    Failure to Meet [***]. If the Parties are unable to meet the mutual [***] targets set forth on Exhibit A as of the [***] of the release of qualified Products as approved by Transphorm, then upon GWC’s request, Transphorm shall repurchase the Initial Reactor at [***] of such Initial Reactor as of that date. For purpose of this Section 7.4, [***] shall be mutually agreed upon by the Parties based on [***]. Such repurchase shall be made in installments over the [***] subsequent to such [***]. After such buy-back is completed, Transphorm may elect to take back the Initial Reactor or, upon mutual agreement permit the Initial Reactor to remain in operation at the Facility. If the Parties mutually agree to maintain the Initial Reactor at the Facility after the buy-back, then notwithstanding anything to the contrary in this Agreement, the license granted in Section 3.1(iii) shall immediately terminate.

8.DELIVERY, TITLE AND RISK
8.1.    Delivery Terms. Delivery by GWC shall be [***] GWC’s premises, in accordance with [***]. All deliveries shall meet the shipping criteria mutually agreed upon by the Parties. Title to and risk of loss of the Products shall pass upon delivery of such Products to carrier at GWC’s premises.
8.2.    Delivery Dates. Upon acceptance of an Order, GWC shall make commercially reasonable efforts to deliver the Products at the place and on the date and/or times (if any) specified the accepted Order or as otherwise agreed upon by the Parties in writing. Shipment of Product(s) within (+/-) [***] of the quantity ordered shall be deemed to constitute full delivery so long GWC makes up any shortfall in the next scheduled delivery of such Products. Partial or early shipments are not allowed without previous written confirmation from Transphorm. Product deliveries shall be made on a frequency mutually agreed by the Parties.
8.3.    Change Control. In the event that any Party plans to introduce any changes to the Products supplied under this Agreement or the manufacturing process therefor, the Change Control Procedure defined Exhibit E attached hereto (the “Transphorm Quality Agreement”) applies. In normal course of business, both Parties will continuously discuss and approve modifications to the Products for cost reduction/performance improvement. In such cases, both Parties will make commercially reasonable efforts to qualify mutually agreed changes and shall agree in good faith on a suitable end-of-life for the Products manufactured prior to such modifications.

9.PRODUCT WARRANTY
9.1.    Warranty. GWC warrants to Transphorm that its Product(s) will, at the time of shipment and during the Warranty Period, be free from defects in material and workmanship, be free of all liens and encumbrances, and will conform to the mutually agreed specifications which, at a minimum, meet [***] specifications with respect to [***] Epi Wafer Process wafers.
9.2.    Remedies. During the Warranty Period, Transphorm may return to GWC any Product reasonably determined by Transphorm to not conform in any material respects to the warranty set forth in Section 9.1 above, provided that Transphorm also provides a description of the reasons such Products are non-conforming. Upon receipt of such returned Products, GWC may inspect such returned Products and, if they are non-conforming, shall, at GWC’s option and as Transphorm’ s sole remedy, either promptly replace the non-conforming Products with new replacement Products at GWC’s expense or refund to Transphorm any amounts already paid to GWC for such non-conforming Products. If the GWC does not agree that such returned Products are non-conforming, the Parties agree to promptly discuss the same in good faith to achieve a mutually agreeable resolution. Replacement Products shall be provided with a [***] warranty beginning from[***].
9.3.    Exclusions. In no event, however, shall GWC be responsible for any non-conformance or defects in its Products caused by: (i) [***] during or after shipment, misuse, neglect, improper installation or operation, repair, alteration or accident, except in each case where the foregoing is by GWC; or (ii) any other cause not attributable to defective workmanship or failure on the part of GWC.
9.4.    “AS IS” PRODUCTS. FOR THE AVOIDANCE OF DOUBT, QUALIFICATION PRODUCTS OR OTHER NON-PRODUCTION PRODUCTS OR SAMPLES OF PRODUCTION PRODUCTS ARE NOT WARRANTED AND ARE PROVIDED ON AN “AS IS” BASIS ONLY.

9.4.    SOLE REMEDY. THE REMEDIES SET FORTH IN THIS ARTICLE 9 ARE GWC’S EXCLUSIVE LIABILITY AND TRANSPHORM’S EXCLUSIVE REMEDIES FOR ANY BREACH OF WARRANTY SET FORTH ABOVE OR ANY NON-CONFORMITY OF THE PRODUCTS. THE WARRANTY SET FORTH ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES FOR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED.
10.CHANGES
10.1.    Engineering Changes. GWC shall only use qualified manufacturing processes compliant with Exhibit E for the production of the Products. The manufacturing processes shall be deemed qualified upon the mutual written agreement of the Parties. GWC may submit to Transphorm engineering change requests with a notice period as defined in the Transphorm Quality Agreement (which shall include any changed specifications, rationale and proposed date for the change) (“Engineering Change Requests”) to request changes to the previously qualified manufacturing processes, and will not implement any changes to the manufacturing processes without Transphorm’ s prior written consent. Transphorm may submit Engineering Change Requests to GWC from time to time. GWC shall use commercially reasonable efforts to accommodate all such requests by Transphorm.
10.2    Manufacturing Location. GWC shall manufacture the Products in the locations specified in Exhibit B. If either Party desires to make any change in location of manufacturing, that Party shall provide prior written notice to the other Party at least [***] prior to the proposed date of implementation for such change, unless a shorter notice period is agreed between the Parties with respect to one or more manufacturing steps upon the request of either Party, the approval of which request shall not be unreasonably denied or delayed by the other Party. Such notice shall include the details regarding such proposed change, and such other information as may be reasonably requested by the other Party. Without limiting the foregoing, the Parties shall not implement any change in the location of manufacturing of any Product without prior written approval, unless otherwise agreed to by the Parties in writing.
11.CONFIDENTIALITY
11.1.    Definition. “Confidential Information” means (a) all Technology and other information, data, or materials which the disclosing Party or any of its Affiliates (“Discloser”) has disclosed or otherwise made available to the receiving Party or any of its Affiliates (“Recipient”), or which Recipient has observed or otherwise obtained from Discloser including in connection with any visit to any facility of Discloser, whether made available orally, in writing or in electronic form, provided that such Technology and other information, data, or materials is (i) marked as “proprietary” or “confidential” at the time of disclosure, or (ii) if disclosed in a form not susceptible to marking, described and designated as “proprietary” or “confidential” in a writing provided to Recipient within thirty (30) days of such disclosure, and (b) any portions, extracts, copies, and derivatives of the materials described in subsection (a).
11.2.    Restrictions. Recipient shall not use Confidential Information of Discloser for any purpose other than as required to exercise its rights and perform its obligations under this Agreement (the “Purpose”). For a period ten (10) years from the receipt of such Confidential Information but subject to the exceptions in Section 11.3 herein, Recipient shall hold all Confidential Information in strict confidence and shall not publish, disseminate, or otherwise disclose, or permit or facilitate the disclosure of, any Confidential Information to any third party. Except as expressly permitted otherwise under this Agreement, Recipient may disclose the Confidential Information only to (i) its Affiliates, and, (ii) its and its Affiliates’ employees and subcontractors, which Affiliates, employees and subcontractors: (A) need to know such information to carry out the Purpose, and (B) are bound or under law by restrictions regarding disclosure and use of such information comparable to, and in no event less restrictive than, those set forth herein. Recipient shall be responsible for all acts and omissions by its Affiliates and its and its Affiliates’ employees and subcontractors as if such acts or omissions were acts or omissions of Recipient. Any portion, extract, copy, or derivative of Discloser’s Confidential Information shall be identified by Recipient as belonging to Discloser and prominently marked “Confidential.” Certain trade secrets may be designated in writing by Transphorm as particularly sensitive and such information shall be stored with limited and specially designated access thereto and only be disclosed to GWC’s Affiliates, employees or subcontractors after specific written consent to such Affiliate, employee, or subcontractor by Transphorm at Transphorm’s sole discretion and after such Affiliates, employees or subcontractors sign a separate non-disclosure agreement to which Transphorm is a party.
11.3.    Exceptions. The restrictions on use and disclosure of Confidential Information set forth herein shall not apply to any Technology, information, data, or materials to the extent such Technology, information, data, or materials, and its specific characteristics, usefulness, and value (a) are or become publicly known through no act or omission of Recipient (or any entity or person Recipient is responsible for pursuant to Section 11.2); (b) are rightfully known by Recipient, without confidentiality or use restriction, prior to receipt from Discloser; (c) are rightfully disclosed to Recipient by a third party under no obligation to Discloser to protect the confidentiality thereof, without confidentiality or use restriction, after receipt from Discloser, or (d) are developed by Recipient without use of or reference to any Confidential Information of Discloser and by employees or contractors of Recipient.
11.4.    Compelled Disclosure. This Agreement will not prevent Recipient from disclosing Confidential Information of Discloser to the extent required by a judicial order or other legal obligation, provided that, in such event, Recipient shall promptly notify Discloser to allow intervention (and shall cooperate with Discloser) to contest or minimize the scope of the disclosure (including application for a protective order). Recipient shall advise Discloser in writing of any misappropriation or misuse of Confidential Information of Discloser of which Recipient becomes aware.
11.5.    Equitable Relief. Recipient acknowledges that Discloser considers its Confidential Information to contain trade secrets and other valuable proprietary information of Discloser and that any unauthorized use or disclosure of such Confidential Information would cause Discloser irreparable harm for which remedies at law would be inadequate. Accordingly, Recipient acknowledges and agrees that Discloser shall be entitled to seek, in addition to any other remedies available to it at law or in equity, the issuance of injunctive relief enjoining any breach or threatened breach of Recipient’s obligations hereunder with respect to the Confidential Information of Discloser.
11.6.    Terms and Conditions of Agreement. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information of the Parties; provided that each Party may disclose the terms and conditions of this Agreement: (a) as required by judicial order or other legal obligation, provided that, in such event, the Party subject to such obligation shall promptly notify the other Party to allow intervention (and shall, to the extent permitted by all applicable laws and regulations, cooperate with the other Party) to contest or minimize the scope of the disclosure (including application for a protective order); (b) as required by the applicable securities laws or rules of any stock exchange on which such Party is listed, including, without limitation, requirements to file a copy of this Agreement or to disclose information regarding the provisions hereof or performance hereunder, provided that such filing or disclosing Party shall consult with the other Party prior to such filing or disclosure and seek confidential treatment of any terms and conditions hereof and any information contained herein to the maximum extent permissible; (c) in confidence, to legal counsel, accountants and other professionals who are under similar obligations to maintain the confidentiality thereof; (d) pursuant to a written nondisclosure agreement, to banks, investors and other financing sources and their advisors, provided if the prospective recipient of the disclosure does not enter into a written nondisclosure agreement, the disclosure shall be conditioned on the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, and the disclosing Party shall use reasonable efforts to control the timing of this disclosure as may be reasonably requested by the other Party; or (e) pursuant to a written nondisclosure agreement, in connection with an actual or prospective merger, acquisition, asset sale, transfer of applicable intellectual property, or similar transaction, provided if the prospective recipient of the disclosure does not enter into a written nondisclosure agreement, the disclosure shall be conditioned on the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, and the disclosing Party shall use reasonable efforts to control the timing of this disclosure as may be reasonably requested by the other Party.

12.INTELLECTUAL PROPERTY INDEMNIFICATION
12.1.    Transphorm Obligation.
12.1.1.    Transphorm shall defend, indemnify and hold harmless GWC, its Affiliates, and their respective directors, officers, and employees (the “GWC Indemnified Parties”) from and against any and all losses, damages, costs, liabilities, expenses (including reasonable attorneys’ fees) and settlement amounts (“Losses”) incurred by the GWC Indemnified Party in connection with any suit, claim, action or proceeding by any third party (each a “Claim”) alleging (a) that GWC’s utilization of the [***] Epi Process or Licensed Intellectual Property in the [***] Epi Process infringes, misappropriates or violates the Intellectual Property Rights of any third party, (b) any violation by Transphorm of any applicable laws, rules or regulations in connection with this Agreement, or (c) gross negligence, recklessness or willful misconduct by Transphorm in connection with this Agreement.
12.1.2.    Transphorm shall have no liability for any Losses suffered by the GWC Indemnified Parties in connection with, and the obligations to indemnify the GWC Indemnified Parties shall not apply with respect to, any Claim to the extent based on (a) any modification made by a GWC Indemnified Party or any third party to the [***] Epi Process, where the alleged Claim would not have occurred but for such modification, except in the case where such modification was made at the GWC Indemnifying Party’s written request, or (b) [***] by the GWC Indemnified Party.
12.1.3.    Should the [***] Epi Process become, or in Transphorm’s reasonable opinion be likely to become, the subject of a claim for infringement for which Transphorm is obligated to indemnify a GWC Indemnified Party pursuant to this Section 12.1, then Transphorm, at its option and expense, may (a) obtain a license at no cost to GWC permitting the continued use of the [***] Epi Process in accordance with this Agreement or (b) modify the applicable [***] Epi Process and/or Licensed Intellectual Property used in the Affected Product such that GWC performs its intended function without infringing any Intellectual Property Right for which GWC is entitled to indemnification as set forth in Section 12.1. In the event that Transphorm is unable, on commercially reasonable terms, to obtain such a license or make such modifications or substitutions, it shall promptly notify GWC, and GWC shall promptly confer with Transphorm regarding a mutually acceptable solution, and in the interim, if the [***] Epi Process has been subject to the commencement of an infringement suit, shall curtail further use of the [***] Epi Process.
12.2.    GWC Obligation.
12.2.1.    GWC shall defend, indemnify, and hold harmless Transphorm, its Affiliates, and their respective directors, officers, and employees (the “TPH Indemnified Parties”) from and against any Losses incurred by the GWC Indemnified Party in connection with any Claim alleging (a) that any Product supplied under this Agreement infringes, misappropriates or violates the Intellectual Property Rights of any third party, (b) any violation by GWC of any applicable laws, rules or regulations in connection with this Agreement, or (c) gross negligence, recklessness or willful misconduct by GWC in connection with this Agreement.
12.2.2.    Exclusions. GWC shall have no liability for any Losses suffered by the TPH Indemnified Parties in connection with, and the obligations to indemnify the TPH Indemnified Parties pursuant to Section 12.2 shall not apply with respect to, any Claim to the extent based on (a) the combination or operation of any Product of GWC with any materials, components, equipment, or other products not supplied by GWC, where the applicable Claim would not have occurred but for such combination, (b) any modification made by the TPH Indemnified Party or a third party to such Product, where the alleged Claim would not have occurred but for such modification, except in the case where such modification was made at the TPH Indemnifying Party’s written request, (c) Technology owned by TPH, or (d) GWC’s utilization of the [***] Epi Process or Licensed Intellectual Property in the [***] Epi Process.
12.2.3.    Limitation on Use. Should any Product become, or in GWC’s reasonable opinion be likely to become, the subject of a claim for infringement for which GWC is obligated to indemnify a TPH Indemnified Party pursuant to this Section 12.2 (each such Product, an “Affected Product”), GWC, at its option and expense, may (a) obtain a license at no cost to Transphorm permitting the continued use of the applicable Affected Product in accordance with this

Agreement or (b) modify the applicable Affected Product such that it performs its intended function without infringing any Intellectual Property Right for which Transphorm is entitled to indemnification as set forth in Section 12.1. In the event that GWC is unable, on commercially reasonable terms, to obtain such a license or make such modifications or substitutions, it shall promptly notify Transphorm, and Transphorm shall promptly confer with GWC regarding a mutually acceptable solution, and in the interim, if the Affected Product has been subject to the commencement of an infringement suit, shall curtail further use of the applicable Affected Product. GWC shall have no obligation to indemnify Transphorm for any Claim related to the Affected Product following the [***] anniversary of Transphorm’ s receipt of such notice from the Concerned Party, provided that the foregoing shall not limit GWC’s liability with respect to Transphorm’ s authorized use or exploitation of such Affected Product prior to such date.
12.3.    Process for Indemnification. If a claim is to be made by a party being indemnified (“Indemnified Party”) to seek indemnification hereunder against the indemnifying Party (“Indemnifying Party”), the Indemnified Party shall give prompt written notice to the Indemnifying Party of any Claims that may give rise to any claim for which indemnification may be required under this Article 12; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially and adversely affects the ability of the Indemnifying Party to defend or mitigate the applicable Claim. The Indemnifying Party shall be entitled to assume the defense and control of any such Claim at its own cost and expense, provided that the Indemnified Party shall have (i) the right to be represented by its own counsel at its own cost in such matters, and (ii) if the Indemnifying Party refuses to assume the defense of the Claim, the right to assume such defense at the Indemnified Party’s sole cost and expense. Neither Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party (including the obligation to indemnify hereunder) without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such Claim, such cooperation to include, without limitation, using reasonable efforts to provide or make available documents, information and witnesses. Notwithstanding the foregoing, the Indemnifying Party’s right to control the defense pursuant to the foregoing shall not extend to issues involving the validity of any Intellectual Property Right of the Indemnified Party.
13.LIMITATION OF LIABILITY
13.1.    LIABILITY CAP. EXCEPT IN CASE OF WILFULL CONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY FOR ANY BREACH, WARRANTY, INDEMNITY OR OTHER OBLIGATION OR LIABILITY ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH THE SALE OR USE OF ANY PRODUCTS PROVIDED HEREUNDER, EXCEED THE AGGREGATE PRICES PAID OR PAYABLE FOR THE PRODUCT DURING THE [***] THE DATE THE LIABILITY AROSE.
13.2.    DAMAGES LIMITATIONS. EXCEPT IN CASE OF WILFULL CONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, LOSS OF OPPORTUNITY, MARKET POTENTIAL, GOODWILL AND/OR PROFIT, LOSS OF REPUTATION AND OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT WHETHER BASED ON CONTRACT, TORT, THIRD PARTY CLAIMS OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
13.3.    Exceptions. The Parties expressly agree that the waivers and limitations of liability set forth in Sections 13.1 and 13.2 shall not apply to the Parties’ obligations under Article 11.
14.TERM AND TERMINATION
14.1.    Term and Good faith. This Agreement shall come into force on the Effective Date and, subject to Section 18.3, shall remain in effect until January 1, 2028 (“Initial Term”). Following the Initial Term, this

Agreement will automatically be renewed for additional one (1) year periods (“Renewal Term”) unless either Party gives notice of non-renewal to the other Party at least twenty four (24) months prior to expiration of the Initial Term or then-current Renewal Term as applicable. The Initial Term and any Renewal Terms shall be referred to herein as the “Term”.
14.2.    Termination for Default. Without prejudice to any other rights and remedies a Party may have in case of default, either Party may terminate this Agreement (including any pending Orders) upon the occurrence of any of the following events of default:
14.2.1.    If the other Party materially fails to perform or comply with this Agreement or any provision hereof, provided the Party claiming such failure notifies the other Party in writing and such failure is not remedied within 60 days of the receipt of such notice; or
14.2.2.    If the other Party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, if a Party files a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist or as they may be amended, or such a petition is filed by any third party, or an application for a receiver of a Party is made by anyone and such petition or application is not resolved favorably within sixty (60) days.
14.3.    Termination for Violation of Laws. If a Party reasonably believes that performance under this Agreement will violate any applicable laws or regulations, that Party shall have the right to immediately terminate this Agreement upon notice to the other Party.
14.4.    Effect of Termination: The following shall occur if this Agreement terminates.
14.4.1.    Return of Confidential Information. Upon termination of this Agreement each Party shall return to or destroy the Confidential Information of the other Party, except for that Confidential Information which is required in order for a Party to carry out its continuing rights and obligations.
14.4.2.    Last-Time Buy Order. Upon termination or expiration of the Term, Transphorm shall each have the option to submit a non-cancelable Order for a last-time buy, which order shall be accepted by GWC so long as it meets the requirements of Section 4.1 and is within the forecasts provided under Article 4 prior to such termination or expiration. Notice of such last-time buy Order shall be made at least [***] prior to the termination or expiration of the Initial Term or then-current Renewal Term as applicable, with delivery to occur [***] from such expiration or termination date.
14.4.3.    Equipment Purchase. If GWC elects to sell any other MOCVD equipment or support equipment [***] of expiration or termination of this Agreement, then Transphorm shall have a right of first refusal to purchase such equipment on mutually-agreed-upon terms which are no less favorable to Transphorm than the highest bona-fide offer from a third party.
14.4.4.    (Intentionally left blank)
14.4.5.    Survival of Provisions. No expiration or termination of this Agreement shall affect any right or liability of a Party accrued before the effective date of such expiration or termination. The following provisions shall survive expiration or termination of this Agreement:
a.Sections, 11, 12, 13, 14.4, 15 (for three years following expiration or termination) and 18;

b.the license granted in Section 3.1(i), subject to GWC’s continued payment of the royalties specified in Section 3.2 for five (5) years following expiration or termination; and
c.the license granted in Section 3.1(ii) and GWC’s obligations in Section 2.5, only for so long as the Initial Reactor or any Additional Reactors remain in the possession of GWC.

15.AUDIT
15.1.    Transphorm shall have the right, by itself or through its appointed representatives that are reasonably acceptable to GWC, to inspect on a routine basis, at its own cost, during normal business hours, not more than [***] year and upon at least [***] advance written notice, GWC’s financial books and records, manufacturing and distribution facilities, quality procedures and manufacturing processes, in each case that are applicable to the Parties’ rights and obligations under this Agreement, to verify and audit compliance with this Agreement. Each such inspection shall be subject to Transphorm and its representatives entering into appropriate confidentiality agreements with GWC. In case of incidents, ad-hoc audits shall be scheduled between the parties. If an audit reveals an underpayment of Royalties then GWC shall make good any underpayment within [***] of completion of the audit. If an audit reveals an overpayment of Royalties then Transphorm will credit the overpaid amount to the next Royalty payment made by GWC.

15.2.    If any third party seeks to conduct a [***] audit of GWC’s manufacturing facilities, quality procedures, and/or manufacturing procedures used in the [***] Epi Process by any third party, then GWC will inform Transphorm at least [***] days in advance of such audit and Transphorm and GWC will mutually agree on what information will be shared with such third party’s auditor to protect the Transphorm IP and the confidentiality of the [***] Epi Process.

16.EXPORT CONTROL
16.1.    Each Party shall comply with all applicable export and import control laws and regulations including but not limited to the US Export Administration Regulations (including prohibited party lists issued by other national or federal governments), Catch-all regulations and all national and international embargoes. Each Party further agrees that it will not knowingly transfer, divert, export or re-export, directly or indirectly, any product, software, including software source code, or technology restricted by such regulations or by other applicable national regulations, received from the other Party under this Agreement, or any direct product of such software or technical data to any person, firm, entity, country or destination to which such transfer, diversion, export or re-export is restricted or prohibited, without obtaining prior written authorization from the applicable competent government authorities to the extent required by those laws. This provision shall survive termination or expiration of this Agreement.
16.2.    Each Party shall obtain all international and national export licenses or similar permits required in connection with the supply of Products by such Party under this Agreement unless otherwise mutually agreed in writing by the Parties. Each Party will cooperate in informing the other Party whether or not the Products are US controlled and/or controlled under the export control laws of its country, and indicate the Export Control Classification Number (ECCN) when applicable.
16.3.    GWC and its Affiliates will not make any investment in Transphorm (or its Affiliates) in connection with this Agreement, and this Agreement is unrelated to any prior investment GWC or its Affiliates has made in Transphorm. In view of Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof (the “DPA”), and notwithstanding any other prior provision or agreement to the contrary, and unless subsequently modified in writing upon mutual agreement between the Parties, there is no "transaction" (as defined in the DPA) related to this Agreement and GWC shall not seek or obtain from Transphorm, and Transphorm shall not provide to GWC: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Transphorm; (ii) membership or observer rights on the Board of Directors or equivalent governing body of Transphorm or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of Transphorm; (iii) any “involvement”, other than through the voting of shares, in the “substantive decision-making” (as those terms in quotation marks are defined in the DPA) of Transphorm regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Transphorm, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of Transphorm (as defined in the DPA).

17.SUPPLY CHAIN SECURITY
17.1.    GWC declares to have measures in place (internal Supply Chain Security Policy and Program) that are intended: (i) to ensure goods are produced, stored, prepared, packed, loaded in and transported from safe business premises; (ii) to ensure goods are protected against unauthorized intervention during production, storage, preparation, packing loading and transport, and (iii) to ensure goods are forwarded and shipped by authorized third parties.
17.2.    On request, GWC shall provide to Transphorm: (i) written statements referring to the measures in place (internal Supply Chain Security Policy and Program), and/or (ii) a security audit plan auditable by or on behalf of Transphorm.
18.GENERAL
18.1.    Entire Agreement. This Agreement and all appendices, schedules, and exhibits hereto constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the Parties, both oral and written, regarding such subject matter (except for those signed by duly authorized representatives of the Parties).
18.2.    Amendment. Except for Exhibit G, which Transphorm may unilaterally update from time-to-time, the terms of this Agreement may not be amended unless the amendment is in writing and signed by duly authorized representatives of both Parties.
18.3.    Assignment. Neither Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed, provided that either Party may freely assign this Agreement, without obtaining the other Party’s consent, to a successor to all or substantially all of its relevant assets, whether by sale, merger, or otherwise. Any purported or attempted assignment, delegation or other transfer of any rights or obligations under this Agreement in contravention of the foregoing sentence shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the Parties and their respective successors. In the event of an assignment of this Agreement by a Party to a direct competitor of the other Party, the assigning Party shall give prior written notice of the assignment to the other Party as soon as practicable under the circumstances and at least thirty (30) days prior to such assignment.
18.4.    Subcontracting. Either Party shall be entitled to use the services of its subcontractors and/or consultants provided that the Party remains fully liable for the performance of its subcontractors or consultants hereunder.

18.5.    Notice. Any notice required to be given hereunder (other than routine transactional communications) shall be in writing and shall be sent by certified mail or courier service (such as FedEx) to the following addresses of the respective Parties (or to such other address as either Party may designate from time to time by written notice to the other Party):

If to Transphorm:
Transphorm Inc.
115 Castilian Drive
Suite 100
Goleta, California 93117
USA
Attn: Cameron McAulay, CFO

If to GWC:
GlobalWafers Co., Ltd.
No. 8, Industrial East Road 2,
Hsinchu City 30075,
Taiwan R.O.C.
Attn: Chief Counsel
18.6.    No Waiver. No failure or delay by a Party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.
18.7.    Severability. In the event that any provision of this Agreement (or any portion hereof) is determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such provision (or part thereof) shall be enforced to the extent possible consistent with the stated intention of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.
18.8.    Independent Contractors. The relationship between Transphorm and GWC is one of independent contractors, and neither Party will at any time or in any way represent itself as being a dealer, agent or other representative of the other Party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other Party.
18.9.    Compliance with Laws. Each Party will comply with all laws, legislation, rules, regulations and governmental requirements applicable to the exercise of its rights and performance of its obligations under this Agreement.
18.10.    Force Majeure. No Party shall be liable to the other Party for any failure or delay in performance caused by any acts of God, pandemic, or other natural disasters or by other reasons similarly beyond such Party’s reasonable control, provided that such Party exercises commercially reasonable efforts to resume performance as soon as possible. Notwithstanding the foregoing, if a Party’s performance is delayed by one hundred twenty (120) days, or the Parties mutually agree that performance will be delayed by one hundred twenty (120) days (such agreement not to be unreasonably withheld or delayed), then the other Party may terminate this Agreement on notice to the affected Party.
18.11.    Remedies Cumulative. Unless expressly set forth herein to the contrary, a Party’s election of any remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies shall be deemed to be cumulative.

18.12.    Applicable Law; Jurisdiction. The validity, performance, construction and interpretation of this Agreement shall be governed by the laws of Singapore, without regard to its conflict of law provisions. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the Singapore Arbitration Centre (“SIAC Rules”) for the time being in force. The seat of arbitration shall be Singapore. The number of arbitrators shall be three. The arbitration shall be conducted in the English language. The award of the arbitrators shall be final and binding, subject to neither appeal nor confirmation. Each Party represents that the arbitration award can be entered and enforced under its national law in any court of competent jurisdiction. The UN Convention on Contracts for the International Sale of Products (Vienna, 1980) shall not apply to this Agreement or to any dispute or transaction arising out of this Agreement.
18.13.    Resale, Imports and Exports. Where applicable, GWC will obtain all necessary licenses and consents for resale, import and export of Products under the regulations of any relevant jurisdiction. The Transphorm will provide such assistance and information or documentation as may reasonably request for purposes of obtaining such licenses and consents.
18.14.    Language and Translation. This Agreement shall be executed in the English language only and no translation shall be considered in the interpretation hereof.
18.15.    Construction. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”

19.Exhibits

The following Exhibits are attached hereto and incorporated herein by this reference:
Exhibit A: Product List
Exhibit B: Manufacturing Facilities
Exhibit C: Initial SOW
Exhibit D: Royalties
Exhibit E: Transphorm Quality Agreement
Exhibit F: [***]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the date first shown above.

For Transphorm, Inc.	For GlobalWafers Co., Ltd.

By: /s/ Primit Parikh	By: /s/ Doris Hsu
Name: Primit Parikh	Name: Doris Hsu
Title: President and COO	Title: Chairperson and CEO
Date: 6/21/2022	Date: 6/21/2022

Exhibit A – Product List
[***]

Exhibit B – Manufacturing Facilities
(1) GWC shall cooperate in establishing wafer fab at GWC which is a [***] [***] for Transphorm's [***] wafers.  The [***] shall set up [***].
(2) The [***] at GWC which has an independent [***] to separate from the MOCVD production area [***].
(3) The process [***] equipment will be [***] with MOCVD to ensure the safety of production personnel.
(4) GWC shall  cooperate in establishing [***].
(5) Transphorm to qualify the GWC production wafer fab, providing improvement feedback to GWC team as necessary.

Exhibit C – Initial SOW

(1) Transphorm shall cooperate in establishing a process at GWC for its [***] Power GaN MOCVD wafers, based on its existing high volume manufacturing process. Transphorm may have [***] process transfer and qualification;

(2) Transphorm to qualify the GWC manufactured [***] Epi Wafers at its production wafer fab, providing improvement feedback to GWC team as necessary.

(3) GWC shall acquire and prepare the facilities to host and run [***] reactors in production, based on the [***] Epi Process.

(3) GWC shall execute on the plan to establish [***] Epi Process on the [***] allocating appropriate personnel to establish and then run such epi process, along with associated [***] and other items necessary to maintain and run such a process in a [***] mode to meet the required epiwafer supply volume.

[***]

Exhibit D – Royalties

1. Royalty Rates

[***]:

[***]

2. Annual Minimums: [***]

Exhibit E - Transphorm Quality Agreement

Exhibit F - [***]

The following [***] are included for the matter of Section 3.1

[***]